EXHIBIT 99.1

ANPATH GROUP, INC. ANNOUNCES APPOINTMENTS OF DAVID V. GILROY AND PAUL A. BOYER TO BOARD OF DIRECTORS

For Release:  Immediate

MOORESVILLE, NC (August 1, 2008) Anpath Group, Inc. (OTCBB:  ANPG), today announced that effective July 28, 2008, Paul A. Boyer and David V. Gilroy have been appointed to its board of directors and to the board of directors of Anpath’s subsidiary, EnviroSystems, Inc.  Mr. Boyer is the Chief Financial Officer of StrikeIron, Inc. the leader in delivering live data over the emerging Internet and Mr. Gilroy is the founder and Managing Director of GrowthFinance LLC, a provider of professional CFO/Controller services and advisory support to growth companies undertaking capital raising or M&A transactions.

“We are very pleased to have Paul Boyer and Dave Gilroy join our board; they are outstanding additions to our team,” stated J. Lloyd Breedlove, Anpath Group President and CEO.  “Dave and Paul have relevant industry knowledge and a wealth of experience with early-stage companies and shepherding the growth of those companies.  Both bring a rich legacy of demonstrated leadership and financial expertise and will contribute additional depth to our board.  We will also look to them for assistance in defining new emerging market growth strategies.  Additionally, both gentlemen are located regionally thus allowing more frequent personal interaction with the company’s management team.”

Mr. Breedlove highlighted Messrs. Boyer’s and Gilroy’s qualifications and experience as follows:

“Paul Boyer brings over 20 years experience as a finance and operations executive with multi-industry experience, and is highly skilled in start-up, turnaround, high growth and private equity ventures for public/private companies. Currently Paul is the Chief Financial Officer of StrikeIron, Inc.  His career includes executive management roles at Agion Technologies, a leading provider of natural, antimicrobial solutions for a broad range of industrial, consumer and medical products, and Solicore, Inc., a thin-film, lithium polymer battery technology and manufacturing company. Prior to Solicore, Mr. Boyer held executive management roles at market leaders such as BriteSmile, Dynatec and Mrs. Fields.”

“David Gilroy is currently the Managing Director, of GrowthFinance LLC, a provider of professional CFO/Controller services and advisory support to growth companies undertaking capital raises or M&A transactions.  Dave has extensive venture capital experience, presently serving as a Partner with Wakefield Group III LLC and previously as Managing Director of Hyde Park Capital. In his career Mr. Gilroy held the position of Vice President, Development for CRH, plc, a $12 billion industrial/technical multi-national company headquartered in Ireland. At CRH, Mr. Gilroy was directly responsible for acquiring middle market private companies and completed nine transactions as a strategic buyer.  He also served for several years as a Manager at McKinsey & Company.  Based in Atlanta, GA, Beijing, Sydney and Charlotte, NC he focused on strategy and operations in multiple industrial product and service markets including energy, building materials, transportation, and electronics.  Early in his career, Mr. Gilroy served as Executive Officer for three years with the leading high-technology maintenance and logistics company (LEMCO) within US Army - Europe; he is Airborne and Ranger qualified.  Mr. Gilroy is a guest lecturer for the Wake Forest University MBA Program and currently serves as a member of the boards of directors of

Bloodhound Technologies, Inc. and Angiogen, LLC.  Mr. Gilroy graduated summa cum laude and Phi Beta Kappa from Princeton University in 1988, majoring in Engineering and Operations Research.  He received his MBA from Harvard Business School with FY honors in 1993.”

Mr. Gilroy and Mr. Boyer were appointed as directors to replace Jeffrey M. Connally and Charles E. Cottrell, Jr., who each decided to step down from the board, effective July 28, 2008, in order to fully devote their time to their other business interests.

“We were fortunate to have had Chuck and Jeff as part of our team during the past two plus years.  Their business experience and industry knowledge certainly helped guide the company through the demanding transition after our acquisition of EnviroSystems”, commented Mr. Breedlove.

About Anpath Group, Incorporated:

Anpath Group, Inc., through its wholly owned subsidiary EnviroSystems, Inc., produces cleaning and disinfecting products that it believes will help prevent the spread of infectious microorganisms while minimizing the harmful effects to people, equipment or the environment.  Visit www.anpathgroup.com for more information.

EnviroSystems, Inc. is focused on safe infection prevention technologies that the Company believes will position it in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made.

Forward-Looking Statements:

This release contains forward-looking statements, which reflect expectation or belief by Anpath Group, Inc. concerning future events that involve risks and uncertainties. Anpath Group can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Anpath Group expectations, including, but not limited to EPA and state registration of the Company’s products,  the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property,  need for regulatory approvals, and other factors discussed in  periodic Anpath Group, Inc. filings with the Securities and Exchange Commission. Forward-looking statements are qualified in their entirety by the above cautionary statement.  Anpath Group assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact Information:

J. Lloyd Breedlove

President & CEO

Anpath Group, Inc.

Phone:  704.658.3350

Email: jlbreedlove@envirosi.com

Website: www.anpathgroup.com

Investor Relations:

Arthur Douglas & Associates, Inc.

Robert Batson

407.478.1120

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